Pursuant to Rule 424(b)(3)
File No. 333-168971

SUPPLEMENT NO. 6 DATED OCTOBER 19, 2012

TO PROSPECTUS DATED MAY 2, 2012

APPLE REIT TEN, INC.

The following information supplements the prospectus of Apple REIT Ten, Inc. dated May 2, 2012 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 6 (which is cumulative and replaces all prior Supplements).

Certain forward-looking statements are included in the prospectus and this supplement. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of Units, the outcome of current and future litigation, regulatory proceedings or inquiries, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “Fairfield Inn & Suites,” “TownePlace Suites,” “Marriott,” “SpringHill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Ten, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Ten, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Ten, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn,” “Hampton Inn & Suites,” “Homewood Suites,” “Embassy Suites,” “Hilton Garden Inn” and “Home2 Suites by Hilton” are each a registered trademark of Hilton Worldwide or one of its affiliates. All references below to “Hilton” mean Hilton Worldwide and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Ten, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Ten, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Ten, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

As of January 27, 2011, we completed our minimum offering of 9,523,810 Units at $10.50 per Unit and raised gross proceeds of $100,000,000 and proceeds net of selling commissions and marketing expenses of $90,000,000. Each Unit consists of one common share and one Series A preferred share. We are continuing the offering at $11.00 per Unit in accordance with the prospectus. We registered to sell a total of 182,251,082 Units. As of September 30, 2012, 118,635,205 Units remain unsold. We will offer Units until January 19, 2013, unless the offering is extended, provided that the offering will be terminated if all of the Units are sold before then.

As of September 30, 2012, we had closed on the following sales of Units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	9,523,810	$100,000,000	$90,000,000
$11.00	54,092,067	595,012,737	535,511,463

Total	63,615,877	$695,012,737	$625,511,463

Distributions

Our distributions since initial capitalization through June 30, 2012 totaled approximately $43.5 million and were paid at a monthly rate of $0.06875 per common share beginning in February 2011. For the same period, our net cash generated from operations was approximately $12.3 million. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, we have had significant amounts of cash earning interest at short term money market rates. As a result, a portion of distributions paid through June 30, 2012 have been funded from proceeds from our on-going best-efforts offering of Units, and are expected to be treated as a return of capital for federal income tax purposes. The following is a summary of the distributions and net cash from (used in) operations.

Period	Total Distributions Declared and Paid per Share	Total Distributions Declared and Paid	Net Cash From/ (Used in) Operations(a)	Net Income/ (Loss)(a)
For the period Aug. 13, 2010 (initial capitalization) through Dec. 31, 2010	$—	$—	$(6,000)	$(31,000)
1st Quarter 2011	0.13750	1,855,000	(2,488,000)	(2,390,000)
2nd Quarter 2011	0.20625	5,753,000	(1,059,000)	(1,179,000)
3rd Quarter 2011	0.20625	7,596,000	846,000	(473,000)
4th Quarter 2011	0.20625	8,390,000	3,522,000	(1,092,000)
1st Quarter 2012	0.20625	9,336,000	1,905,000	1,974,000
2nd Quarter 2012	0.20625	10,596,000	9,616,000	5,900,000

Total	$1.16875	$43,526,000	$12,336,000	$2,709,000

Note for Table:

(a)

See complete consolidated statements of cash flows and consolidated statements of operations for the 12 months ending December 31, 2011 included in our most recent Form 10-K for the year ended December 31, 2011 and six months ending June 30, 2012 included in our most recent Form 10-Q for the quarter ended June 30, 2012.

In February 2011, our Board of Directors established a policy for an annualized distribution rate of $0.825 per common share, payable in monthly distributions. We intend to continue paying distributions on a monthly basis, consistent with the annualized distribution rate established by our Board of Directors. Our objective in setting a distribution rate is to project a rate that will provide consistency over our existence taking into account acquisitions and capital improvements, ramp up of new properties and varying economic cycles. To meet this objective, we may require the use of debt or offering proceeds in addition to cash from operations. Since a portion of distributions to date have been funded with proceeds from our offering of Units, our ability to maintain our current intended rate of distribution will be based on our ability to fully invest our offering proceeds and thereby increase our cash generated from operations. As there can be no assurance of our ability to acquire properties that provide income at this level, or that the properties already acquired will provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate. Proceeds of the offering which are distributed are not available for investment in properties. See “Updated Risk Factor—We may be unable to make distributions to our shareholders,” as set forth below in this Supplement No. 6 to our prospectus dated May 2, 2012.

Net Book Value Per Share

In connection with this on-going offering of Units, we are providing information about our net book value per share. Net book value per share is calculated as total book value of assets minus total liabilities. It assumes that the value of real estate assets diminishes predictably over time as shown through the depreciation and amortization of real estate investments. Real estate values have historically risen or fallen with market conditions. Net book value does not reflect value per share upon an orderly sale or liquidation of the Company in accordance with our investment objectives. Our net book value reflects dilution in the value of our Units from the issue price as a result of (i) operating losses, which reflect accumulated depreciation and amortization of real estate investments as well as the fees and expenses paid to acquire real estate including commissions to Apple Suites Realty Group, Inc. (“ASRG”), (ii) the funding of distributions from sources other than cash flow from operations, and (iii) fees paid in connection with our on-going best-efforts offering, including selling commissions and marketing fees. As of June 30, 2012, our net book value per share was $9.07. We calculated our net book value by subtracting total liabilities from total assets and dividing by the total number of Units outstanding at June 30, 2012.

The offering price of shares under our on-going best-efforts offering at September 30, 2012 was $11.00. Our offering price was not established on an independent basis and bears no relationship to the net book value of our assets. There is currently no established public market in which our common shares or Units are traded, however as discussed above in the Status of the Offering section of this supplement, 54.1 million Units have been purchased at $11 per Unit. As discussed in the prospectus the Units will be illiquid for an indefinite period of time. We will continue to use the $11 per Unit price as the offering price until such time as buyers are not available, or until we have an orderly sale or liquidation in accordance with our investment objectives outlined in the prospectus.

Updated Risk Factor

The following risk factor amends and replaces the current risk factor found on page 26 of our prospectus dated May 2, 2012.

We may be unable to make distributions to our shareholders.

If our properties do not generate sufficient revenue to meet operating expenses, our cash flow and our ability to make distributions to shareholders may be adversely affected. We are subject to all operating risks common to hotels. These risks might adversely affect occupancy or room rates. Increases in operating costs due to inflation and other factors may not necessarily be offset by increased room rates. The local, regional and national hotel markets may limit the extent to which room rates may be increased to meet increased operating expenses without decreasing occupancy rates. There can be no assurance that we will be able to make distributions at any particular time or rate, or at all. Further, there is no assurance that a distribution rate achieved for a particular period will be maintained in the future.

Our Board of Directors has established a policy for an annualized distribution rate of $0.825 per common share, payable in monthly distributions. We began making distributions in February 2011 and from inception through June 30, 2012, we made distributions of $1.16875 per common share for a total of $43.5 million. For the same period, our cash generated from operations was approximately $12.3 million. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, we had significant amounts of cash earning interest at short term money market rates. Thus, a portion of distributions paid through June 30, 2012 was funded from proceeds from our on-going best-efforts offering of Units. Although cash is fungible and there is no way to specifically identify exactly what receipt pays which disbursement, cash from operations per the Company’s statement of cash flows was 28% of distributions from inception through June 30, 2012. Assuming the remainder of the distributions was from offering proceeds, that difference would represent 72% of distributions. While we intend to continue paying distributions on a monthly basis, consistent with the annualized distribution rate established by our Board of Directors, we may require the use of financing or offering proceeds in addition to cash from operations. Since a portion of distributions to date have been funded with proceeds from the offering of Units, our ability to maintain the current intended rate of distribution will be based on our ability to fully invest our offering proceeds and thereby increase our cash generated from operations. As there can be no assurance of our ability to acquire properties that provide income at this level, or that the properties already acquired will provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate.

While funding a portion of our distributions from other sources, such as financing or offering proceeds, would result in the shareholder receiving cash, the consequences to us would differ from a distribution out of our cash generated from operations. For example, if financing is the source of a distribution, that financing would have to be repaid, and if proceeds from the offering of Units are distributed to our shareholders, those proceeds would not then be available for other uses (such as property acquisitions or improvements, investments, or other general corporate purposes). The consequences to a shareholder would also differ as their return of capital would be greater the lower the amount of cash from operations. See “Distributions Policy.”

Advisory Agreement

Upon a determination by our independent members of our Board of Directors, the Advisory Agreement between us and Apple Ten Advisors, Inc. was renewed for an additional one (1) year term expiring on December 20, 2013.

LEGAL PROCEEDINGS

The term the “Apple REIT Companies” means Apple REIT Ten, Inc. (the “Company”), Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc.

On December 13, 2011, the United States District Court for the Eastern District of New York ordered that three putative class actions, Kronberg, et al. v. David Lerner Associates, Inc., et al., Kowalski v. Apple REIT Ten, Inc., et al., and Leff v. Apple REIT Ten, Inc., et al., be consolidated and amended the caption of the consolidated matter to be In re Apple REITs Litigation. The District Court also appointed lead plaintiffs and lead counsel for the consolidated action and ordered lead plaintiffs to file and serve a consolidated complaint by February 17, 2012. The Company was previously named as a party in all three of the abovementioned class action lawsuits.

On February 17, 2012, lead plaintiffs and lead counsel in the In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, filed an amended consolidated complaint in the United States District Court for the Eastern District of New York against the Company, Apple Suites Realty Group, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc., Apple Ten Advisors, Inc., Apple Fund Management, LLC, Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc., their directors and certain officers, and David Lerner Associates, Inc. and David Lerner. The consolidated complaint, purportedly brought on behalf of all purchasers of Units in the Company and the other Apple REIT Companies, or those who otherwise acquired these Units that were offered and sold to them by David Lerner Associates, Inc., or its affiliates and on behalf of subclasses of shareholders in New Jersey, New York, Connecticut and Florida, asserts claims under Sections 11, 12 and 15 of the Securities Act of 1933. The consolidated complaint also asserts claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, negligence, and unjust enrichment, and claims for violation of the securities laws of Connecticut and Florida. The complaint seeks, among other things, certification of a putative nationwide class and the state subclasses, damages, rescission of share purchases and other costs and expenses.

On April 18, 2012, the Company, and the other Apple REIT Companies, served a motion to dismiss the consolidated complaint in the In re Apple REITs Litigation. The Company and the other Apple REIT Companies accompanied their motion to dismiss the consolidated complaint with a memorandum of law in support of their motion to dismiss the consolidated complaint. The briefing period for any motion to dismiss was completed on July 13, 2012.

The Company believes that any claims against it, its officers and directors and other Apple entities are without merit, and intends to defend against them vigorously. At this time, the Company cannot reasonably predict the outcome of these proceedings or provide a reasonable estimate of the possible loss or range of loss due to these proceedings, if any.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC.” The following documents filed with the SEC are incorporated by reference in this prospectus supplement (Commission File No. 333-168971), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012 and March 31, 2012 filed with the SEC on August 13, 2012 and May 7, 2012, respectively;

•	Definitive Proxy Statement filed on Schedule 14A filed with the SEC on April 10, 2012;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 13, 2012;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the KRG/White LS Hotel, LLC and Kite Realty/White LS Hotel Operators, LLC (South Bend, Indiana Fairfield Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the Ascent Hospitality, Inc. (Merrillville, Indiana Hilton Garden Inn), Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC (Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton Garden Inn) and VHRMR Round Rock, LTD (Austin/Round Rock, Texas Homewood Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the Chicago Hotel Portfolio (Des Plaines, Illinois Hilton Garden Inn and Skokie, Illinois Hampton Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on November 9, 2011; includes the financial statements for the SASI, LLC (Mason, Ohio Hilton Garden Inn), Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC (Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton Garden Inn), and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on July 20, 2011; includes the financial statements for the Hawkeye Hotel Portfolio (Cedar Rapids, Iowa Homewood Suites; Cedar Rapids, Iowa Hampton Inn & Suites and Davenport, Iowa Hampton Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on July 20, 2011; includes the financial statements for the McKibbon Hotel Portfolio (Knoxville, Tennessee SpringHill Suites; Gainesville, Florida Hilton Garden Inn; Richmond, Virginia SpringHill Suites; Pensacola,

Florida TownePlace Suites; Mobile, Alabama Hampton Inn & Suites; Knoxville, Tennessee TownePlace Suites; Knoxville, Tennessee Homewood Suites and Gainesville, Florida Homewood Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on May 17, 2011; includes the financial statements for the CN Hotel Portfolio (Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites and Jacksonville, North Carolina Home2 Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on May 17, 2011; includes the financial statements for the CN Hotel Portfolio (Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites and Jacksonville, North Carolina Home2 Suites) and the required pro forma financial information;

•	Current Report on Form 8-K/A filed with the SEC on May 17, 2011; includes the financial statements for the Denver, Colorado—Hilton Garden Inn and the required pro forma financial information;

•	The description of our Units contained in our Registration Statement filed on Form 8-A (File No. 000-54651), filed with the SEC on April 12, 2012;

•

Current Reports on Form 8-K filed with the SEC on August 23, 2012, July 11, 2012, May 23, 2012, May 23, 2012, May 9, 2012, March 5, 2012, February 3, 2012, February 2, 2012, January 13, 2012, January 4, 2012, December 21, 2011, December 13, 2011, December 1, 2011, November 30, 2011, November 14, 2011, November 7, 2011, November 4, 2011, November 2, 2011, October 19, 2011, October 11, 2011, October 5, 2011, September 23, 2011, September 7, 2011, August 25, 2011, August 11, 2011, July 22, 2011, July 18, 2011, July 13, 2011, July 6, 2011, June 27, 2011, June 14, 2011, June 13, 2011, June 7, 2011, June 7, 2011, June 2, 2011, May 13, 2011, May 6, 2011, May 5, 2011, April 15, 2011, April 7, 2011, March 29, 2011, March 18, 2011, March 8, 2011, March 4, 2011, March 1, 2011, February 14, 2011, February 9, 2011, February 3, 2011, and January 27, 2011.

All of the documents that we have incorporated by reference into this prospectus supplement are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

In addition, we will provide to each person, including any beneficial owner of our common shares, to whom this prospectus supplement is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement. To receive a free copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at 814 East Main Street, Richmond, Virginia 23219, Attention: Kelly Clarke, (804) 344-8121. The documents also may be accessed through our website at www.applereitten.com. The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement.

SUMMARY OVERVIEW

Summary of Real Estate Investments

Since our prospectus dated May 2, 2012, we have purchased 3 additional hotels. Currently, through our subsidiaries, we own a total of 31 hotels. These hotels contain a total of 3,882 guest rooms. They were purchased for an aggregate gross purchase price of $520.2 million. Financial and operating information about our recently purchased hotels is provided in another section below.

Description of Real Estate Owned

The map below shows the states in which our hotels are located, and the following charts summarize our room and franchise information.

States in which Our Hotels are Located

Number of Guest Rooms by State:

Type and Number of Hotel Franchises:

Summary of Potential Acquisitions

We have entered into, or caused one of our indirect wholly-owned subsidiaries to enter into, purchase contracts for five other hotels. These contracts are for direct hotel purchases or, in certain cases, a purchase of the entity that currently owns the property. The following table summarizes hotel and contract information:

	Hotel Location	Franchise	Date of Purchase Contract	Number of Rooms	Gross Purchase Price
1.	Grapevine, Texas(a)	Courtyard	November 1, 2011	180	$		(b)
2.	Grapevine, Texas(a)	TownePlace Suites	November 1, 2011	120			(b)
3.	Huntsville, Alabama(a)/(d)	Home2 Suites	November 1, 2011	77			(c)
4.	Huntsville, Alabama(a)/(d)	Hampton Inn & Suites	November 1, 2011	98			(c)
5.	Clemson, South Carolina(e)	Courtyard	October 12, 2012	110		15,000,000

			Total	585		$77,287,000

Notes for Table:

(a)	The indicated hotels are currently under construction. The table shows the expected number of rooms upon hotel completion and the expected franchise.

(b)

The Courtyard and TownePlace Suites hotels in Grapevine, TX are part of an adjoining two-hotel complex that will be located on the same site. The two hotels are covered by the same purchase contract with a total gross purchase price of $41,700,000. The amount is reflected in the total gross purchase price as indicated above.

(c)

The Home2 Suites and Hampton Inn & Suites hotels in Huntsville, AL are part of an adjoining two-hotel complex that will be located on the same site. The two hotels are covered by the same purchase contract with a total gross purchase price of $20,587,000. The amount is reflected in the total gross purchase price indicated above.

(d)

If the seller meets all of the conditions to closing, the Company is obligated to specifically perform under the contract. As the properties are under construction, at this time, the seller has not met all of the conditions to closing.

(e)

The purchase price for this hotel requires the assumption of three loans secured by the hotel. The total outstanding principal is approximately $9.2 million. The maturity dates of the loans range from May 2016 to November 2048 and the effective interest rates are fixed rates of 3.6%, 6.1% and a variable rate of LIBOR plus 2.5%.

We have no material relationship or affiliation with the prospective sellers of the hotels described above, except through the pending purchase contracts and any related documents.

In general, each purchase contract listed above required a deposit upon (or shortly after) execution. An additional deposit is typically due upon the expiration of the contract review period. If a closing occurs under a purchase contract, the initial and additional deposits are credited toward the purchase price. If a closing does not occur because the seller fails to satisfy a condition to closing or breaches the purchase contract, the applicable deposits would be refunded to us. The total of both the initial and additional deposits for the purchase contracts listed above is approximately $0.2 million.

For each purchase contract listed above, there are material conditions to closing that presently remain unsatisfied. Accordingly, there can be no assurance at this time that a closing will occur under any of these purchase contracts.

Recent Termination

On October 11, 2012, we caused one of our indirect wholly-owned subsidiaries to terminate a purchase contract for a hotel located in Dallas, Texas. The hotel had a purchase price of $27,300,000 and was currently under construction. In connection with the termination of the purchase contract, the initial deposit of $50,000 was repaid to our contracting subsidiary.

Source of Funds and Related Party Payments

Our recent purchases, which resulted in our ownership of three additional hotels, were funded by the proceeds from our ongoing offering of Units. Our offering proceeds also have been used to fund the initial deposits required by the hotel purchase contracts and will be used for the related additional deposits.

We have entered into a property acquisition and disposition agreement with ASRG to acquire and dispose of our real estate assets. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services. The entity is owned by Glade M. Knight, who is our Chairman and Chief Executive Officer. We used our offering proceeds to pay $0.75 million to ASRG, representing 2% of the gross purchase price for our recent purchases.

David Lerner Associates, Inc., ASRG and Apple Ten Advisors, Inc. earned the compensation and expense reimbursements shown below in connection with their services from inception through the period ending June 30, 2012 relating to our offering phase, acquisition phase and operations phase.

David Lerner Associates, Inc. is not related to ASRG or Apple Ten Advisors, Inc. ASRG and Apple Ten Advisors, Inc. are owned by Glade M. Knight, our Chairman and Chief Executive Officer.

As described on page 11 of our prospectus under the heading “Compensation” and as shown below, we pay certain fees and expenses as they are incurred, while others accrue and will be paid in future periods, subject in some cases to the achievement of performance criteria. We did not incur any amounts in connection with our disposition phase through June 30, 2012.

Cumulative through June 30, 2012

	Incurred	Paid	Accrued
Offering Phase
Selling commissions paid to David Lerner Associates, Inc. in connection with the offering	$47,126,250	$47,126,250	$—
Marketing expense allowance paid to David Lerner Associates, Inc. in connection with the offering	15,708,750	15,708,750	—

	62,835,000	62,835,000	—

Acquisition Phase
Acquisition commission paid to Apple Suites Realty Group, Inc.	9,893,000	9,893,000	—
Reimbursement of costs paid to Apple Suites Realty Group, Inc.	1,000,000	1,000,000	—
Reimbursement of certain deposits to Apple Suites Realty Group, Inc.	105,000	105,000	—
Operations Phase
Asset management fee paid to Apple Ten Advisors, Inc.	584,000	584,000	—
Reimbursement of costs paid to Apple Ten Advisors, Inc.	1,200,000	1,200,000	—
Fees for Account Maintenance Services to Shareholders paid to David Lerner Associates, Inc.	271,000	216,000	55,000

SUMMARY OF CONTRACTS FOR OUR RECENTLY PURCHASED PROPERTIES

The following information updates the contract information included in our prospectus dated May 2, 2012 for our recently purchased hotels.

Ownership, Leasing and Management Summary

Each of our recently purchased hotels has been leased to one of our indirect wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the applicable lessee and the manager. For simplicity, the applicable manager will be referred to below as the “manager.”

We have no material relationship or affiliation with the sellers or managers, except for the relationship resulting from our purchases, our management agreements for the hotels we own, and any related documents.

The hotel lease agreements and the management agreements are among the contracts described in another section below. The table below specifies the franchise, hotel owner, lessee and manager for the hotels we have purchased since our prospectus dated May 2, 2012:

	Hotel Location	Franchise(a)	Hotel Owner/ Lessor	Lessee	Manager
1.	Jacksonville, North Carolina	Home2 Suites	Apple Ten North Carolina, L.P.	Apple Ten Hospitality Management, Inc.	LBAM Investor Group, L.L.C.
2.	Boca Raton, Florida	Hilton Garden Inn	Apple Ten Hospitality Ownership, Inc.	Apple Ten Hospitality Management, Inc.	White Lodging Services Corporation
3.	Nassau Bay, Texas	Courtyard	Sunbelt-CNB, L.L.C.	Apple Ten Hospitality Texas Services II, Inc.	LBAM Investor Group, L.L.C.(b)

Notes for Table:

(a)

All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.

(b)	The hotel specified was purchased from an affiliate of the indicated manager.

Hotel Lease Agreements

Each of our recently purchased hotels is covered by a separate hotel lease agreement between the owner (one of our indirect wholly-owned subsidiaries) and the applicable lessee (another one of our indirect wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. The applicable lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Shown below are the annual base rent and the lease commencement date for the hotels we have purchased since our prospectus dated May 2, 2012:

	Hotel Location	Franchise	Annual Base Rent	Date of Lease Commencement
1.	Jacksonville, North Carolina	Home2 Suites	$1,134,962	May 4, 2012
2.	Boca Raton, Florida	Hilton Garden Inn	1,017,800	July 16, 2012
3.	Nassau Bay, Texas	Courtyard	945,828	July 17, 2012

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

Each of our hotels is being managed by the manager under a separate management agreement between the manager and the applicable lessee (which is one of our indirect wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties. We believe that such fees and terms are appropriate for the hotels and the markets in which they operate. Our leasing subsidiary may terminate the management agreements if the managers fail to achieve certain performance levels.

Franchise Agreements

In general, for our hotels franchised by Hilton Worldwide or one of its affiliates, there is a franchise license agreement between the applicable lessee (as specified in the previous section) and Hilton Worldwide or an affiliate. Each franchise license agreement provides for the payment of royalty fees and program fees to the franchisor. A percentage of gross room revenues is used to determine these payments. Apple Ten Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable franchise license agreement.

For the hotels franchised by Marriott International, Inc. or one of its affiliates, there is a relicensing franchise agreement between the applicable lessee and Marriott International, Inc. or an affiliate. The relicensing franchise agreements provide for the payment of royalty fees and marketing contributions to the franchisor. A percentage of gross room revenues is used to determine these payments. Apple Ten Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable relicensing franchise agreement.

The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

FINANCIAL AND OPERATING INFORMATION FOR OUR RECENTLY
PURCHASED PROPERTIES

Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, each hotel is adequately covered by insurance. The following tables present further information about the hotels we have purchased since our prospectus dated May 2, 2012:

Table 1. General Information

	Hotel Location	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite(a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel(b)	Purchase Date
1.	Jacksonville, North Carolina	Home2 Suites	105	$12,000,000	$144-164	$11,211,000	May 4, 2012
2.	Boca Raton, Florida	Hilton Garden Inn	149	10,900,000	109-149	8,755,000	July 16, 2012
3.	Nassau Bay, Texas	Courtyard	124	14,632,000	109-139	13,369,300	July 17, 2012

		Total	378	$37,532,000

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers. Rates reflected were in effect at acquisition.

(b)

The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the hotel’s personal property component.

Table 2. Operating Information(a)

PART A

	Hotel Location	Franchise	Avg. Daily Occupancy Rates (%)
			2007	2008	2009	2010	2011
1.	Jacksonville, North Carolina	Home2 Suites	n/a	n/a	n/a	n/a	n/a
2.	Boca Raton, Florida	Hilton Garden Inn	66%	62%	54%	55%	68%
3.	Nassau Bay, Texas	Courtyard	n/a	n/a	n/a	n/a	n/a

PART B

	Hotel Location	Franchise	Revenue per Available Room/Suite ($)
			2007	2008	2009	2010	2011
1.	Jacksonville, North Carolina	Home2 Suites	n/a	n/a	n/a	n/a	n/a
2.	Boca Raton, Florida	Hilton Garden Inn	$86	$76	$56	$58	$67
3.	Nassau Bay, Texas	Courtyard	n/a	n/a	n/a	n/a	n/a

Note for Table 2:

(a)	Operating data is presented for the last five years (or since the beginning of hotel operations). See Table 1. General Information above for the date the hotel was acquired.

Table 3. Tax and Related Information

	Hotel Location	Franchise	Tax Year		Real Property Tax Rate(a)	Real Property Tax
1.	Jacksonville, North Carolina	Home2 Suites	2011(b	)	1.9%	12,184	(c)
2.	Boca Raton, Florida	Hilton Garden Inn	2011(b	)	2.4%	163,344
3.	Nassau Bay, Texas	Courtyard	2011(b	)	2.7%	11,503	(c)

Notes for Table 3:

(a)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).

(b)	Represents a calendar year.

(c)	The hotel property consisted of undeveloped land for a portion of the tax year, and the real property tax is not necessarily indicative of property taxes expected for the hotel in the future.

SELECTED FINANCIAL DATA

(in thousands except per share and statistical data)	Six Months Ended June 30, 2012	Year Ended December 31, 2011	For the period August 13, 2010 (initial capitalization) through December 31, 2010
Revenues:
Room revenue	$50,795	$37,911	$—
Other revenue	5,149	4,180	—

Total revenue	55,944	42,091	—
Expenses:
Hotel operating expenses	30,819	23,737	—
Taxes, insurance and other	4,185	2,545	—
General and administrative	2,322	3,062	28
Acquisition related costs	934	11,265	—
Depreciation	7,488	6,009	—
Interest expense, net	2,322	607	3

Total expenses	48,070	47,225	31

Net income (loss)	$7,874	$(5,134)	$(31)

Per Share:
Net income (loss) per common share	$0.16	$(0.18)	$(3,083.50)
Distributions paid per common share	$0.41	$0.76	$—
Weighted-average common shares outstanding—basic and diluted	48,713	29,333	—

Balance Sheet Data (at end of period):
Cash and cash equivalents	$101,645	$7,079	$124
Investment in real estate, net	$484,234	$452,205	$—
Total assets	$605,861	$471,222	$992
Notes payable	$81,963	$69,636	$400
Shareholders’ equity	$517,730	$395,915	$17
Net book value per share	$9.07	$9.10	$—

Other Data:
Cash Flow From (Used In):
Operating activities	$11,521	$821	$(6)
Investing activities	$(30,056)	$(393,640)	$—
Financing activities	$113,101	$399,774	$82
Number of hotels owned at end of period	29	26	—
Average Daily Rate (ADR)(a)	$114	$110	$—
Occupancy	70%	69%	—
Revenue Per Available Room (RevPAR)(b)	$80	$76	$—
Total rooms sold(c)	444,293	344,152	—
Total rooms available(d)	636,122	499,089	—

Modified Funds From Operations Calculation(e):
Net income (loss)	$7,874	$(5,134)	$(31)
Depreciation of real estate owned	7,488	6,009	—

Funds from operations	15,362	875	(31)
Acquisition related costs	934	11,265	—

Modified funds from operations	$16,296	$12,140	$(31)

(a)	Total room revenue divided by number of rooms sold.

(b)	ADR multiplied by occupancy percentage.

(c)	Represents the number of room nights sold during the period.

(d)	Represents the number of rooms owned by the Company multiplied by the number of nights in the period.

(e)

Funds from operations (FFO) is defined as net income (loss) (computed in accordance with generally accepted accounting principles—GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization. Modified FFO (MFFO) excludes costs associated with the acquisition of real estate. The Company considers FFO and MFFO in evaluating property acquisitions and its operating performance and believes that FFO and MFFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. The Company considers FFO and MFFO as supplemental measures of operating performance in the real estate industry, and along with the other financial measures included in this Supplement, including net income, cash flow from operating activities, financing activities and investing activities, they provide investors with an indication of the performance of the Company. The Company’s definition of FFO and MFFO are not necessarily the same as such terms that are used by other companies. FFO and MFFO are not necessarily indicative of cash available to fund cash needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(for the six months ended June 30, 2012)

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations from our most recent Form 10-Q for the quarter ended June 30, 2012 has been incorporated by reference herein. See “Incorporation by Reference” on page S-6 of this prospectus supplement.

EXPERTS

The consolidated financial statements and financial statement schedule of Apple REIT Ten, Inc. listed in the Index at Item 15(2) appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2011 and for the period August 13, 2010 (initial capitalization) through December 31, 2010, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Denver, Colorado-Hilton Garden Inn appearing on Form 8-K/A dated May 17, 2011 for the years ended December 31, 2010 and 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and are incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the CN Hotel Portfolio (Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites; and Jacksonville, North Carolina Home2 Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Gerald O. Dry, PA, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the McKibbon Hotel Portfolio (Knoxville, Tennessee SpringHill Suites; Gainesville, Florida Hilton Garden Inn; Richmond, Virginia SpringHill Suites; Pensacola, Florida TownePlace Suites; Mobile, Alabama Hampton Inn & Suites; Knoxville, Tennessee TownePlace Suites; Knoxville, Tennessee Homewood Suites and Gainesville, Florida Homewood Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Mauldin & Jenkins, LLC, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Hawkeye Hotel Portfolio (Cedar Rapids, Iowa Homewood Suites; Cedar Rapids, Iowa Hampton Inn & Suites and Davenport, Iowa Hampton Inn & Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Wade Stables P.C., independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of SASI, LLC (Mason, Ohio Hilton Garden Inn) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Warren Averett, LLC (formerly Wilson, Price, Barranco, Blankenship & Billingsley, P.C.), independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC (Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton Garden Inn) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of the Chicago Hotel Portfolio (Des Plaines, Illinois Hilton Garden Inn and Skokie, Illinois Hampton Inn & Suites) at December 31, 2010 and 2009 and for the years then ended, incorporated by reference herein, have been audited by Warren Averett, LLC (formerly Wilson, Price, Barranco, Blankenship & Billingsley, P.C.), independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Ascent Hospitality, Inc. (Merrillville, Indiana Hilton Garden Inn) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Warren Averett, LLC (formerly Wilson, Price, Barranco, Blankenship & Billingsley, P.C.), independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of VHRMR Round Rock, LTD (Austin/Round Rock, Texas Homewood Suites) at December 26, 2010 and for the year then ended, incorporated by reference herein, have been audited by Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of KRG/White LS Hotel, LLC and Kite Realty/White LS Hotel Operators, LLC (South Bend, Indiana Fairfield Inn & Suites) at December 31, 2010 and for the year then ended, incorporated by reference herein, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

APPLE REIT TEN, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements of Company

Page
Apple REIT Ten, Inc.
(Audited)
Report of Independent Registered Public Accounting Firm	*
Consolidated Balance Sheets—December 31, 2011 and December 2010	*
Consolidated Statements of Operations—Year Ended December 31, 2011 and For the Period August 13, 2010 (initial capitalization) through December 31, 2010	*
Consolidated Statements of Shareholders’ Equity—Year Ended December 31, 2011 and For the Period August 13, 2010 (initial capitalization) through December 31, 2010	*
Consolidated Statements of Cash Flows—Year Ended December 31, 2011 and For the Period August 13, 2010 (initial capitalization) through December 31, 2010	*
Notes to Consolidated Financial Statements	*
Financial Statement Schedule	*
(Unaudited)
Consolidated Balance Sheets—June 30, 2012 and December 31, 2011	*
Consolidated Statements of Operations—Three and Six Months Ended June 30, 2012 and 2011	*
Consolidated Statements of Cash Flows—Six Months Ended June 30, 2012 and 2011	*
Notes to Consolidated Financial Statements	*
Financial Statements of Businesses Acquired
Denver, Colorado—Hilton Garden Inn
(Audited)
Report of Independent Auditors	*
Balance Sheets—As of December 31, 2010 and 2009	*
Statements of Operations—Years Ended December 31, 2010 and 2009	*
Statements of Owners’ Equity—Years Ended December 31, 2010 and 2009	*
Statements of Cash Flows—Years Ended December 31, 2010 and 2009	*
Notes to Financial Statements	*
CN Hotel Portfolio
(Winston-Salem, North Carolina Hampton Inn & Suites; Matthews, North Carolina Fairfield Inn & Suites; Columbia, South Carolina TownePlace Suites; and Jacksonville, North Carolina Home2 Suites)
(Audited)
Independent Auditors’ Report	*
Combined Balance Sheets—December 31, 2010 and 2009	*
Combined Statements of Operations—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—For the Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*

Page
McKibbon Hotel Portfolio

(Knoxville, Tennessee SpringHill Suites; Gainesville, Florida Hilton Garden Inn; Richmond, Virginia SpringHill Suites; Pensacola, Florida TownePlace Suites; Mobile, Alabama Hampton Inn & Suites; Knoxville, Tennessee TownePlace Suites; Knoxville, Tennessee Homewood Suites and Gainesville, Florida Homewood Suites)

(Audited)
Independent Auditor’s Report	*
Combined Balance Sheets—As of December 31, 2010 and 2009	*
Combined Statements of Income—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Owner’s (Deficit)—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—For the Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of March 31, 2011 and 2010	*
Combined Statements of Income—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Owner’s (Deficit)—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Cash Flows—For the Three Months Ended March 31, 2011 and 2010	*
Hawkeye Hotel Portfolio
(Cedar Rapids, Iowa Homewood Suites; Cedar Rapids, Iowa Hampton Inn & Suites and Davenport, Iowa Hampton Inn & Suites)
(Audited)
Independent Auditors Report	*
Combined Balance Sheets—As of December 31, 2010 and 2009	*
Combined Statements of Operations—Years Ended December 31, 2010 and 2009	*
Combined Statements of Members’ Equity and Accumulated Comprehensive Loss—Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of March 31, 2011 and 2010	*
Combined Statements of Operations—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Members’ Equity and Accumulated Comprehensive Loss—For the Three Months Ended March 31, 2011 and 2010	*
Combined Statements of Cash Flows—For the Three Months Ended March 31, 2011 and 2010	*
SASI, LLC
(Mason, Ohio Hilton Garden Inn)
(Audited)
Independent Auditors’ Report	*
Balance Sheet—As of December 31, 2010	*
Statement of Income—For the Year Ended December 31, 2010	*

Page
Statement of Cash Flows—For the Year Ended December 31, 2010	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—As of June 30, 2011 and 2010	*
Statements of Income—For the Six Months Ended June 30, 2011 and 2010	*
Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC
(Omaha, Nebraska Hilton Garden Inn and Scottsdale, Arizona Hilton Garden Inn)
(Audited)
Independent Auditors’ Report	*
Combined Balance Sheet—As of December 31, 2010	*
Combined Statement of Operations and Members’ Deficit—Year Ended December 31, 2010	*
Combined Statement of Cash Flows—Year Ended December 31, 2010	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of June 30, 2011 and 2010	*
Combined Statements of Operations and Members’ Deficit—For the Six Months Ended June 30, 2011 and 2010	*
Combined Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
Chicago Hotel Portfolio
(Des Plaines, Illinois Hilton Garden Inn and Skokie, Illinois Hampton Inn & Suites)
(Audited)
Independent Auditors’ Report	*
Combined Balance Sheets—As of December 31, 2010 and 2009	*
Combined Statements of Income—For the Years Ended December 31, 2010 and 2009	*
Combined Statements of Cash Flows—For the Years Ended December 31, 2010 and 2009	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of June 30, 2011 and 2010	*
Combined Statements of Income—For the Six Months Ended June 30, 2011 and 2010	*
Combined Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
Ascent Hospitality, Inc.
(Merrillville, Indiana Hilton Garden Inn)
(Audited)
Independent Auditors’ Report	*
Balance Sheet—As of December 31, 2010	*
Statement of Income—For the Year Ended December 31, 2010	*
Statement of Cash Flows—For the Year Ended December 31, 2010	*
Notes to Financial Statements	*

Page
(Unaudited)
Balance Sheets—As of June 30, 2011 and 2010	*
Statements of Income—For the Six Months Ended June 30, 2011 and 2010	*
Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
VHRMR Round Rock, LTD
(Austin/Round Rock, Texas Homewood Suites)
(Audited)
Independent Auditors’ Report	*
Balance Sheet—As of December 26, 2010	*
Statement of Operations—Year Ended December 26, 2010	*
Statement of Owners’ Equity—Year Ended December 26, 2010	*
Statement of Cash Flows—Year Ended December 26, 2010	*
Notes to Financial Statements	*
(Unaudited)
Balance Sheets—As of June 30, 2011 and 2010	*
Statements of Operations—Six Months Ended June 30, 2011 and 2010	*
Statements of Cash Flows—Six Months Ended June 30, 2011 and 2010	*
KRG/White LS Hotel, LLC and Kite Realty/White LS Hotel Operators, LLC
(South Bend, Indiana Fairfield Inn & Suites)
(Audited)
Report of Independent Auditors	*
Combined Balance Sheet—As of December 31, 2010	*
Combined Statement of Operations and Members’ Equity—Year Ended December 31, 2010	*
Combined Statement of Cash Flows—Year Ended December 31, 2010	*
Notes to Combined Financial Statements	*
(Unaudited)
Combined Balance Sheets—As of June 30, 2011 and 2010	*
Combined Statements of Operations—For the Six Months Ended June 30, 2011 and 2010	*
Combined Statements of Cash Flows—For the Six Months Ended June 30, 2011 and 2010	*
Pro Forma Financial Information
Apple REIT Ten, Inc.
(Unaudited)
Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2012	*
Notes to Pro Forma Condensed Consolidated Balance Sheet	*
Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2011 and Six Months Ended June 30, 2012	F-5
Notes to Pro Forma Condensed Consolidated Statements of Operations	F-8

*	Incorporated by reference herein. See “Incorporation by Reference” on page S-6 of this prospectus supplement.

APPLE REIT TEN, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011 AND
SIX MONTHS ENDED JUNE 30, 2012
(Unaudited)
(In thousands, except per share data)

The following unaudited Pro Forma Condensed Consolidated Statement of Operations of Apple REIT Ten, Inc. gives effect to the following hotel acquisition:

Franchise	Location	Gross Purchase Price (millions)	Actual Acquisition Date
Hilton Garden Inn	Denver, CO	$58.5	March 4, 2011
CN Hotel Portfolio (4 Hotels):
Hampton Inn & Suites	Winston-Salem, NC	11.0	March 15, 2011
Fairfield Inn & Suites	Matthews, NC	10.0	March 25, 2011
TownePlace Suites	Columbia, SC	10.5	March 25, 2011
Home2 Suites	Jacksonville, NC	12.0	May 4, 2012
McKibbon Hotel Portfolio (8 Hotels):
SpringHill Suites	Knoxville, TN	14.5	June 2, 2011
Hilton Garden Inn	Gainesville, FL	12.5	June 2, 2011
SpringHill Suites	Richmond, VA	11.0	June 2, 2011
TownePlace Suites	Pensacola, FL	11.5	June 2, 2011
Hampton Inn & Suites	Mobile, AL	13.0	June 2, 2011
Homewood Suites	Knoxville, TN	15.0	July 19, 2011
TownePlace Suites	Knoxville, TN	9.0	August 9, 2011
Homewood Suites	Gainesville, FL	14.6	January 27, 2012
Hawkeye Hotel Portfolio (3 Hotels):
Homewood Suites	Cedar Rapids, IA	13.0	June 8, 2011
Hampton Inn & Suites	Cedar Rapids, IA	13.0	June 8, 2011
Hampton Inn & Suites	Davenport, IA	13.0	July 19, 2011
Omaha and Scottsdale Hotel Portfolio (2 Hotels):
Hilton Garden Inn	Omaha, NE	30.0	September 1, 2011
Hilton Garden Inn	Scottsdale, AZ	16.3	October 3, 2011
Chicago Hotel Portfolio (2 Hotels):
Hilton Garden Inn	Des Plaines, IL	38.0	September 20, 2011
Hampton Inn & Suites	Skokie, IL	32.0	December 19, 2011
Hilton Garden Inn	Mason, OH	14.8	September 1, 2011
Hilton Garden Inn	Merrillville, IN	14.8	September 30, 2011
Homewood Suites	Austin/Round Rock, TX	15.5	October 3, 2011
Fairfield Inn & Suites	South Bend, IN	17.5	November 1, 2011

	Total	$421.0

These Pro Forma Condensed Consolidated Statements of Operations also assume all of the hotels had been leased to our wholly-owned taxable REIT subsidiaries pursuant to master hotel lease arrangements. The hotels acquired will be managed by affiliates of LBAM Investor Group, L.L.C., MHH Management, LLC, Newport Hospitality Group, Inc., Raymond Management Company, Inc., Schulte Hospitality Group, Inc., Stonebridge Realty Advisors, Inc., Vista Host, Inc. and White Lodging Services Corporation under separate management agreements.

Such pro forma information is based in part upon the historical Consolidated Statements of Operations of Apple REIT Ten, Inc. and the historical Statements of Operations of the hotel properties.

The following unaudited Pro Forma Condensed Consolidated Statements of Operations of Apple REIT Ten, Inc. is not necessarily indicative of what the actual financial results would have been assuming such transactions had been completed on the latter of January 1, 2011, or the date the hotel began operations nor does it purport to represent the future financial results of Apple REIT Ten, Inc.

The unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with, and is qualified in its entirety by the historical Statements of Operations of the acquired hotels.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011
(Unaudited)
(In thousands, except per share data)

	Company Historical Statement of Operations	Denver, CO Hilton Garden Inn(A)	CN Hotel Portfolio(A)	McKibbon Hotel Portfolio(A)	Hawkeye Hotel Portfolio(A)	Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC(A)	Chicago Hotel Portfolio(A)	SASI, LLC Mason, OH Hilton Garden Inn(A)	Ascent Hospitality, Inc. Merrillville, IN Hilton Garden Inn(A)	VHRMR Round Rock, LTD Austin/Round Rock, TX Homewood Suites(A)	KRG/White LS Hotel, LLC & Kite Realty/White LS Hotel Operators, LLC South Bend, IN Fairfield Inn & Suites(A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$37,911	$1,273	$1,061	$11,991	$3,312	$7,380	$12,733	$1,841	$2,585	$2,739	$3,093	$—		$85,919
Other revenue	4,180	381	19	249	44	1,946	2,118	321	290	55	44	—		9,647

Total revenue	42,091	1,654	1,080	12,240	3,356	9,326	14,851	2,162	2,875	2,794	3,137	—		95,566

Expenses
Operating expenses	20,633	736	334	4,421	1,190	2,941	6,729	564	1,217	932	904	—		40,601
General and administrative	3,062	142	68	1,336	235	1,901	1,134	408	213	299	266	400	(B)	9,464
Management and franchise fees	3,104	224	96	1,062	447	751	1,250	164	255	250	110	—		7,713
Taxes, insurance and other	2,545	66	84	745	368	413	1,455	95	169	121	443	—		6,504
Acquisition related costs	11,265	—	—	—	—	—	—	—	—	—	—	342	(H)	11,607
Depreciation of real estate owned	6,009	225	135	1,414	469	729	1,217	418	510	540	763	(6,420	)(C)	12,361
												6,352	(D)
Interest, net	607	128	137	2,247	662	863	1,937	298	305	218	400	(2,929	)(E)	4,873

Total expenses	47,225	1,521	854	11,225	3,371	7,598	13,722	1,947	2,669	2,360	2,886	(2,255)		93,123
Income tax expense	—	—	—	—	—	—	—	—	—	—	—	—	(G)	—

Net income (loss)	$(5,134)	$133	$226	$1,015	$(15)	$1,728	$1,129	$215	$206	$434	$251	$2,255		$2,443

Basic and diluted earnings (loss) per common share	$(0.18)													$0.06

Weighted average common shares outstanding—basic and diluted	29,333											8,371	(F)	37,704

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2012
(Unaudited)
(In thousands, except per share data)

	Company Historical Statement of Operations	Gainesville, FL Homewood Suites Hotel(A)	Pro forma Adjustments		Total Pro forma
Revenue:
Room revenue	$50,795	$128	$—		$50,923
Other revenue	5,149	2	—		5,151

Total revenue	55,944	130	—		56,074

Expenses
Operating expenses	26,844	84	—		26,928
General and administrative	2,322	49	—		2,371
Management and franchise fees	3,975	9	—		3,984
Taxes, insurance and other	4,185	10	—		4,195
Acquisition related costs	934	—	(342	)(H)	592
Depreciation of real estate owned	7,488	—	—		7,488
Interest, net	2,322	56	—		2,378

Total expenses	48,070	208	(342)		47,936
Income tax expense	—	—	—	(G)	—

Net income (loss)	$7,874	$(78)	$342		$8,138

Basic and diluted earnings per common share	$0.16				$0.17

Weighted average common shares outstanding—basic and diluted	48,713		—		48,713

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited):

(A) Represents results of operations for the hotels on a pro forma basis as if the hotels were owned by the Company at January 1, 2011 for the respective period prior to acquisition by the Company. The Company was initially formed on August 13, 2010, and had no operations prior to that date. Additionally, Jacksonville, NC Home2 Suites opened on May 4, 2012 and therefore, this hotel had limited historical operational activity prior to its opening.

(B) Represents adjustments to level of administrative and other costs associated with being a public company and owning additional properties, including the advisory fee, accounting and legal expenses, net of cost savings derived from owning multiple operating properties.

(C) Represents elimination of historical depreciation and amortization expense of the acquired properties.

(D) Represents the depreciation on the hotels acquired based on the purchase price allocation to depreciable property and the dates the hotels began operation. The weighted average lives of the depreciable assets are 39 years for building and seven years for furniture, fixtures and equipment (FF&E). These estimated useful lives are based on management’s knowledge of the properties and the hotel industry in general.

(E) Interest expense related to prior owner’s debt which was not assumed has been eliminated.

(F) Represents the weighted average number of shares required to be issued to generate the purchase price of each hotel, net of any debt assumed. The calculation assumes all properties were acquired on the latter of January 1, 2011, or the dates the hotels began operations.

(G) Estimated income tax expense of our wholly owned taxable REIT subsidiaries is zero based on the contractual agreement put in place between the Company and our lessees, based on a combined tax rate of 40% of taxable income. Based on the terms of the lease agreements, our taxable subsidiaries would have incurred a loss during these periods. No operating loss benefit has been recorded as realization is not certain.

(H) Represents costs incurred to complete acquisitions, including, title, legal, accounting and other related costs, as well as the commission paid to Apple Suites Realty Group totaling 2% of purchase price per contract. These costs have been adjusted for hotel acquisitions on the latter of January 1, 2011 or the dates the hotels began operations.